Exhibit 99.2
Julius Genachowski and Dawn Ostroff Join Mattel Board of Directors
Mr. Genachowski previously served as Chairman of the FCC; Ms. Ostroff was Chief Content & Advertising Business Officer at Spotify

EL SEGUNDO, Calif., February 7, 2024 – Mattel, Inc. (NASDAQ: MAT) announced today that Julius Genachowski and Dawn Ostroff have joined the Company’s Board of Directors, effective February 5, 2024. The new Directors bring extensive combined experience in media, entertainment, and technology, and expertise in finance, M&A, and government regulation, which will help further Mattel’s strategy to grow its IP-driven toy business and expand its entertainment offering.
Mr. Genachowski brings to Mattel extensive experience in technology, media and telecom, including internet and digital communications policy, cybersecurity, and privacy. He brings a global perspective from his various roles, and experience in finance, M&A, risk oversight and corporate governance. Mr. Genachowski is a Senior Advisor at Carlyle, a leading global investment firm, following a decade as Partner and Managing Director. Prior to that, he served as Chairman of the U.S. Federal Communications Commission (FCC), where he led development of the first U.S. National Broadband Plan and the modernization of rules for digital media and communications. Previously, he was a senior executive and member of the Office of the Chairman at IAC. Mr. Genachowski is Chairman of the Board of Directors of Sonos and serves on the Board of Mastercard. He previously served on the Board of Sprint.
Ms. Ostroff brings to Mattel more than 30 years of experience in media and entertainment, technology, and advertising with a proven track record of growing and transforming companies to meet the expectations of new generations of consumers. She most recently served as Chief Content & Advertising Business Officer at Spotify. Ms. Ostroff founded Condé Nast Entertainment and was the President of Entertainment for the CW broadcast network and President of United Paramount Network, a subsidiary of CBS. Ms. Ostroff currently serves on the Board of Directors of Paramount Global. Previously, she served on the Board of Activision Blizzard and the Westfield Corporation. Ms. Ostroff also serves on the New York University Faculty of Arts and Science Board of Overseers.
Ynon Kreiz, Chairman and CEO of Mattel, said: “Julius and Dawn are globally respected leaders in media, entertainment, and technology and we are thrilled to welcome them to Mattel’s Board of Directors. Their expertise complements the skills and experience of our current Directors as we continue to execute our strategy to grow Mattel's IP-driven toy business and expand our entertainment offering.”
Mr. Genachowski commented: “Mattel is one of the world’s most iconic companies, built on a foundation of cherished brands, grounded in values, and well positioned for future growth. I am proud to join the Board of Directors, and look forward to working closely with Ynon and the board to serve Mattel and its shareholders at this exciting time for the company.”
Ms. Ostroff added: “Mattel has a unique portfolio of brands and franchises with built in audiences and incredible potential for development and expansion through opportunities in media and entertainment. I am looking forward to working alongside Ynon and the Board of Directors at Mattel as the company maximizes the potential of its world-class IP and enters its next phase of growth.”
Directors Todd Bradley and Ann Lewnes stepped down from the Mattel Board of Directors, effective February 1, 2024.
Mr. Kreiz continued: “We thank Todd and Ann for their many years of dedicated service to our Board of Directors through our transformation to become an IP-driven, high-performing toy company. We are grateful for their support and guidance and playing an active role during their tenure.”

Exhibit 99.2
About Julius Genachowski
Mr. Genachowski is a Senior Advisor with Carlyle, a leading global investment firm, where he served as Partner and Managing Director from 2014 through 2023. Prior to Carlyle, he served as Chairman of the FCC from 2009 to 2013. Under his leadership, the FCC took major actions to extend broadband access, accelerate the rollout of advanced mobile networks, free up spectrum for wireless communications, preserve a vibrant Internet and media landscape, foster competition and enhance public safety communications. Previously, he was a senior executive and member of the Office of the Chairman at IAC/InterActiveCorp, which owned and operated multiple Internet and entertainment businesses, including Expedia, Ticketmaster, USA Network, and USA Films. Mr. Genachowski served on President-elect Obama’s Transition Board in 2008, and as a senior advisor on technology and policy to the Obama presidential campaign. Mr. Genachowski is currently Chairman of the Board of Directors of Sonos and serves on the Board of Directors of Mastercard where he is Chair of the Audit Committee. He previously served on the Board of Directors of Sprint until its sale to T-Mobile.
About Dawn Ostroff
Ms. Ostroff most recently served as Chief Content & Advertising Business Officer at Spotify from 2018 through 2023. Prior to Spotify, Ms. Ostroff co-founded Condé Nast Entertainment (CNE) and served as President of the company from 2011 to 2018. At CNE, she launched its digital video business, built its technology and advertising teams, and established the feature film and television divisions which developed IP from the company’s iconic brands. Prior to that, she was President of Entertainment for the CW broadcast network and President of United Paramount Network, a subsidiary of CBS. Ms. Ostroff has extensive board experience across several industry sectors and currently serves as an independent director on the Board of Paramount Global. She currently serves on the New York University Faculty of Arts and Science Board of Overseers. She previously served on the boards of Activision Blizzard, Westfield Corporation and Anonymous Content, an Emerson Collective company.
With the changes announced today, the Mattel Board will remain comprised of eleven members, 10 of whom are independent. Other members of the Mattel Board of Directors are: Chairman Ynon Kreiz, Adriana Cisneros, Michael Dolan, Diana Ferguson, Noreena Hertz, Soren Laursen, Roger Lynch, Dominic Ng, and Judy Olian.
About Mattel
Mattel is a leading global toy company and owner of one of the strongest portfolios of children’s and family entertainment franchises in the world. We create innovative products and experiences that inspire, entertain, and develop children through play. We engage consumers through our portfolio of iconic brands, including Barbie®, Hot Wheels®, Fisher-Price®, American Girl®, Thomas & Friends®, UNO®, Masters of the Universe®, Monster High® and MEGA®, as well as other popular intellectual properties that we own or license in partnership with global entertainment companies. Our offerings include film and television content, gaming and digital experiences, music, and live events. We operate in 35 locations and our products are available in more than 150 countries in collaboration with the world’s leading retail and ecommerce companies. Since its founding in 1945, Mattel is proud to be a trusted partner in empowering children to explore the wonder of childhood and reach their full potential. Visit us online at mattel.com.
Press Contact
Catherine Frymark
catherine.frymark@mattel.com
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